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                                                                  Exhibit 2.1

                              List of Schedules
                                     to
                          Agreement and Plan of Merger
                                   between

                            First Charter Corporation
                                     and

                              Carolina State Bank
                                August 15, 1997

Schedule 5.02(b). Outstanding Securities of CSB and
Commitments to Issue Securities.

Schedule 5.02(c). Securities Required to be Issued Under
Stock Plans of CSB.

Schedule 5.03. Subsidiaries of CSB.

Schedule 5.04(b). Certain Contracts of CSB.

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Schedule 5.06. Undisclosed Liabilities of CSB.

Schedule 5.12(a). Benefit Plans of CSB.

Schedule 5.12(f). Severance and Other Obligations of CSB.

Schedule 5.13(a). Employment Contracts of CSB.

Schedule 5.13(d). Material Contracts of CSB.

Schedule 5.13(i). Hedging, Interest Rate Exchanges or Swaps of CSB.

Schedule 5.14. Certain Contract Defaults of CSB.

Schedule 5.15. Certain Legal Proceedings of CSB.

Schedule 5.17. Certain Regulatory Filings of CSB.

Schedule 5.23. Financial Advisors of CSB.

Schedule 8.06. Affiliates of CSB.